Portillo’s Inc. Announces Fourth Quarter and Fiscal Year 2022 Financial Results

Chicago, IL— March 2, 2023—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the fourth quarter and fiscal year ended December 25, 2022.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said “Portillo’s had a great first full year as a publicly-traded company. We focused on delivering delicious food at an unbeatable value and realizing operational improvements that enhanced the guest experience. We ended 2022 with strong momentum that we’re already using as a springboard into 2023. Looking ahead, I’m particularly excited about our near-term development pipeline. We’re building our presence in the Sunbelt where we’ve already received warm welcomes from Portillo’s fans that have been waiting for us for a long time.”

Financial Highlights for the Fourth Quarter 2022 vs. Prior Year:

•Total revenue increased 8.6% or $12.0 million to $150.9 million;
•Same-restaurant sales increased 6.0%;
•Operating income increased $29.0 million to $6.4 million;
•Net income increased $36.5 million to $2.7 million;
•Restaurant-Level Adjusted EBITDA* decreased $3.0 million to $32.0 million; and
•Adjusted EBITDA* decreased $5.1 million to $18.1 million.

Financial Highlights for Fiscal Year 2022 vs. Prior Year:

•Total revenue increased 9.7% or $52.2 million to $587.1 million;
•Same-restaurant sales increased 5.4%;
•Operating income increased $11.3 million to $41.3 million;
•Net income increased $30.6 million to $17.2 million;
•Restaurant-Level Adjusted EBITDA* decreased $9.6 million to $132.5 million; and
•Adjusted EBITDA* decreased $13.5 million to $85.0 million.

*Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

Secondary Offering

In the fourth quarter of 2022, the Company completed a secondary offering of 8,000,000 shares of the Company's Class A common stock at an offering price of $22.69 per share. All of the net proceeds from this offering were used to purchase LLC Units or shares of Class A common, as applicable, of the selling stockholders in a “synthetic secondary” transaction, at a price per LLC Unit or share of Class A common stock. Accordingly, the Company did not receive any proceeds from this offering.

New Credit Agreement

On February 2, 2023, the Company, through its wholly-owned subsidiaries, PHD Intermediate LLC, a Delaware limited liability company (“Holdings”), Portillo’s Holdings, LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, each lender party thereto from time to time and Fifth Third Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender entered into a Credit Agreement (“New Credit Agreement”) which provides for a Term A Loan ("Term Loan") in an initial aggregate principal amount of $300.0 million and initial Revolving Credit Commitments in an initial aggregate principal amount of $100.0 million (the “New Revolver Facility”). The proceeds from the Term Loan and New Revolver Facility, along with cash on hand, were used to repay outstanding indebtedness under the previous First Lien Credit Agreement and to pay related transaction expenses. The Term

Loan and Revolver Facility are scheduled to mature on February 2, 2028. The Company anticipates using the remainder of the loan proceeds for general corporate purposes and working capital needs.

Recent Developments and Trends

We continue to see revenue growth due to our new restaurant openings, as well as same-restaurant sales growth. Total revenue grew 9.7% during the year ended December 25, 2022. Same-restaurant sales grew 5.4% during the year ended December 25, 2022. During the fourth quarter of 2022, total revenue grew 8.6% and same-restaurant sales increased 6.0%. We experienced positive trends during most of the quarter, but did experience significant sales declines in the last week of our fiscal quarter due to Winter Storm Elliott. We estimate that Winter Storm Elliott had a negative impact of at least 0.7% on our same-restaurant sales growth in the fourth quarter of 2022. Subsequent to the fourth quarter of 2022, we have seen improvements in our sales trends as same-restaurant sales grew 12.3% in our first fiscal period of 2023 and we estimate same-restaurant sales to grow 7.9% in our second fiscal period of 2023. We currently anticipate our same-restaurant sales growth to be in the range of 8% to 10% and total revenue growth to be in the range of 16% to 18% for the first quarter of 2023.

During the year ended December 25, 2022, we experienced approximately 15.2% commodity inflation versus year ended December 26, 2021, with the most impactful increases in beef and chicken prices. Additionally, we experienced higher labor expenses during the year ended December 25, 2022, compared to the year ended December 26, 2021 primarily due to additional wage investments, specifically investments to support our hourly team members. These investments in labor, combined with the commodity inflation, had a negative impact to Restaurant-Level Adjusted EBITDA Margin. We partially offset these expense increases through menu price increases and operational efficiencies. For the year ended December 25, 2022, we increased certain menu prices by 7.5%. As a result of the aforementioned expenses and menu price increases, Restaurant-Level Adjusted EBITDA Margin was 22.6% in the year ended December 25, 2022 versus 26.6% in the year ended December 26, 2021.

In fiscal 2023, we expect our overall commodity inflation to ease and are currently estimating commodity inflation in the mid single digits. Additionally, we do anticipate additional wage investments. We will continue to strategically offset these expense increases through menu price increases and operational efficiencies. During mid-January of 2023, we increased certain menu prices by approximately 2.0%. Absent global economic disruptions, and based on the current trend of our business operations and our continued focus on strategic initiatives that will grow our restaurant count, improve the operating model, enhance the menu, and improve our career pathing and compensation models, we believe in the strength of our brand and that our focus on our strategic priorities will deliver consistent growth.

Review of Fourth Quarter 2022 Financial Results

Revenues for the fourth quarter ended December 25, 2022 were $150.9 million compared to $138.9 million for the fourth quarter ended December 26, 2021, an increase of $12.0 million or 8.6%. The increase in revenues was primarily attributed to the opening of three new restaurants during the year ended December 25, 2022 and two new restaurants in the fourth quarter of 2021, combined with an increase in our same-restaurant sales. The new restaurants positively impacted revenues by approximately $4.8 million in the quarter ended December 25, 2022. Same-restaurant sales increased 6.0% during the fourth quarter ended December 25, 2022, which was attributable to an increase in average check of 6.0% and a 2.3% impact from the change in recording third-party delivery pricing, offset by a 2.3% decline in transactions. The higher average check was driven by an approximate 7.9% increase in certain menu prices partially offset by lower items sold per transaction. We increased menu prices approximately 3.4% during the fourth quarter of 2022 to combat inflationary cost pressures. For the purpose of calculating same-restaurant sales for December 25, 2022, sales for 62 restaurants were included in the Comparable Restaurant Base (as defined below) as of the end of fiscal 2022.

Total restaurant operating expenses for the fourth quarter ended December 25, 2022 were $118.8 million compared to $103.9 million for the fourth quarter ended December 26, 2021, an increase of $14.9 million or 14.4%. The increase in restaurant operating expenses was driven by the opening of three restaurants during the year ended December 25, 2022 and two restaurants in the fourth quarter of 2021. Additionally, cost of goods sold, excluding depreciation and amortization was negatively impacted by a 14.5% increase in commodity prices, with the largest increases in beef and chicken prices, and the change in recording third-party delivery pricing. Labor expense increases were also driven by incremental investments to support our team members, including rate increases primarily made in July 2022 and higher variable-based compensation. These labor increases were partially offset by operational efficiencies.

General and administrative expenses for the fourth quarter ended December 25, 2022 were $17.7 million compared to $51.3 million for the fourth quarter ended December 26, 2021, a decrease of $33.6 million or 65.5%. This decrease was primarily driven by a decrease in equity-based compensation of $25.5 million, option holder payments of $6.6 million made in the fourth quarter of 2021 in connection with the IPO, a decrease of transaction-related fees and expenses of $2.3 million, and a decrease in variable-based compensation of $1.7 million. These decreases were partially offset by increases in salaries and wages attributable to annual rate increases, filling open positions, training program costs for future restaurant managers and software licensing fees.

Operating income for the fourth quarter ended December 25, 2022 was $6.4 million compared to an operating loss of $22.5 million for the fourth quarter ended December 26, 2021, an increase of $29.0 million due to the aforementioned increase in revenues, and the decrease in general and administrative expenses, offset by an increase in restaurant operating expenses.

Net income for the fourth quarter ended December 25, 2022 was $2.7 million compared to a net loss of $33.8 million for the December 26, 2021, an increase of $36.5 million. The increase in net income was primarily due to the factors driving the aforementioned increase in operating income and the absence of loss on debt extinguishment in the current quarter. The increase was partially offset by higher interest expense of $0.8 million and lower income tax benefit of $1.8 million.

Restaurant-Level Adjusted EBITDA* for the fourth quarter ended December 25, 2022 was $32.0 million compared to $35.0 million for the quarter ended December 26, 2021, a decrease of $3.0 million or 8.5%.

Adjusted EBITDA* for the fourth quarter ended December 25, 2022 was $18.1 million compared to $23.2 million for the quarter ended December 26, 2021, a decrease of $5.1 million or 22.1%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Review of Fiscal Year 2022 Financial Results

Revenues for the year ended December 25, 2022 were $587.1 million compared to $535.0 million for the year ended December 26, 2021, an increase of $52.2 million or 9.7%. The increase in revenues was primarily attributed to the opening of new restaurants, combined with an increase in our same-restaurant sales. Three new restaurants opened in the year ended December 25, 2022 and five new restaurants opened in 2021 positively impacting revenues in the year ended December 25, 2022 by approximately $25.3 million. Same-restaurant sales increased 5.4% during the year ended December 25, 2022, which was attributable to an increase in average check of 6.1% and 2.7% impact from the change in recording third-party delivery pricing, offset by a 3.4% decline in transactions. The higher average check was driven by an approximate 7.5% increase in menu prices partially offset by lower items sold per transaction. We increased menu prices approximately 1.5% in the first quarter of 2022, approximately 3.5% during the second quarter of 2022, and approximately 3.4% during the fourth quarter of 2022 to combat inflationary cost pressures. For the purpose of calculating same-restaurant sales as of December 25, 2022, sales for 62 restaurants were included in the Comparable Restaurant Base (as defined below) as of the end of fiscal 2022.

Total restaurant operating expenses for the year ended December 25, 2022 were $454.6 million compared to $392.9 million for the year ended December 26, 2021, an increase of $61.7 million or 15.7%. The increase in restaurant operating expenses was driven by the opening of three new restaurants during the year ended December 25, 2022 and two restaurants in the fourth quarter of 2021. Additionally, cost of goods sold, excluding depreciation and amortization was negatively impacted by a 15.2% increase in commodity prices, with the largest increases in beef and chicken prices, and the change in recording third-party delivery pricing. Labor expense increases were also driven by incremental investments to support our team members, including rate increases primarily made in July 2022 and June 2021 and higher equity-based compensation. These labor increases were partially offset by a decline in transactions and operational efficiencies.

General and administrative expenses for the year ended December 25, 2022 were $66.9 million compared to $87.1 million for the year ended December 26, 2021, a decrease of $20.2 million or 23.2%. This decrease was primarily driven by a decrease in equity-based stock compensation of $15.5 million, option holder payments of $6.6 million made in 2021 in connection with the IPO, a decrease in variable-based compensation of $3.8 million and a decrease of transaction-related fees and expenses of $1.0 million. In 2021, we recognized additional equity-based stock compensation in connection with the prior year IPO, as a result of the waiver and the resultant modification in the terms of certain performance-vesting awards. These decreases were offset by increases in salaries and wages attributable to annual rate increases, filling open positions, training program costs for future restaurant managers, insurance and software licensing fees.

Operating income for the year ended December 25, 2022 was $41.3 million compared to $30.0 million for the year ended December 26, 2021, an increase of $11.3 million due to the aforementioned increase in revenues, and a decrease in general and administrative expenses and depreciation and amortization, offset by an increase in restaurant operating expenses.

Net income for the year ended December 25, 2022 was $17.2 million compared to a net loss of $13.4 million for the year ended December 26, 2021, an increase of $30.6 million. The increase in net income was primarily due to the factors driving the aforementioned increase in operating income, lower interest expense of $12.1 million and the absence of loss on debt extinguishment in the current year, partially offset by higher income tax expense of of $5.4 million.

Restaurant-Level Adjusted EBITDA* for the year ended December 25, 2022 was $132.5 million compared to $142.1 million for the year ended December 26, 2021, a decrease of $9.6 million or 6.7%.

Adjusted EBITDA* for the year ended December 25, 2022 was $85.0 million compared to $98.5 million for the year ended December 26, 2021, a decrease of $13.5 million or 13.7%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

In 2022, we targeted opening seven new restaurants ("Class of 2022"). During the year ended December 25, 2022, we opened three new restaurants in our existing markets of Illinois, Florida, and Indiana. Permitting and occupancy delays caused our Class of 2022 opening timeline to lengthen into 2023, resulting in four restaurants opening subsequent to our 2022 fiscal year end. These restaurants included three in our existing markets of Florida and Arizona and our first restaurant in the state of Texas. Below are the seven restaurants included in the Class of 2022 along with their opening dates.

Location	Opening Date
Joliet, Illinois	January 2022
St. Petersburg, Florida	March 2022
Schererville, Indiana	November 2022
Kissimmee, Florida	December 2022
The Colony, Texas	January 2023
Tucson, Arizona	February 2023
Gilbert, Arizona	March 2023 (Expected)

Long term, we aim to increase our number of restaurants by approximately 10% annually. Our near-term restaurant growth strategy is focused on leveraging our proven unit economic model primarily in markets outside Chicagoland with favorable macro-economic tailwinds where we already have a presence and brand awareness. We will also add select new restaurants in the Chicagoland market. For fiscal 2023, we are targeting opening nine new restaurants ("Class of 2023"). Our development pipeline for the Class of 2023 will focus on growing across the Sunbelt (Arizona, Texas, and Florida) and building scale in existing Midwest markets.

Fiscal 2023 and Long-Term Outlook

For fiscal 2023, the Company is anticipating the following:

•Four new restaurants openings in the “Class of 2022”;
•Nine new restaurant openings in the “Class of 2023”;
•Commodity inflation in the mid single digits;
•General and administrative expenses ranging from $72 million - $77 million;
•Pre-opening expenses between $7.5 million - $8.0 million;
•Capital expenditures between $70 million - $75 million.

The following long-term outlook does not constitute specific earnings guidance, but the Company believes these ranges to be achievable over the long term:

•Restaurant unit growth of 10% annually;
•Same-restaurant sales growth in the low single digits;
•Total revenue growth in the high single to low double digit range;
•Adjusted EBITDA growth in the low teens*.

* A reconciliation of Adjusted EBITDA outlook cannot be provided without unreasonable effort. See "Non-GAAP Financial Measures" below for more information.

The following definitions apply to these terms as used in this release:
Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. For the years ended December 25, 2022 and December 26, 2021, there were 62 and 61 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales growth is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our same-restaurant sales growth allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA, included in “Non-GAAP Measures.” Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue. See also “Non-GAAP Financial Measures”.

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the fiscal year ended December 25, 2022 on Thursday, March 2, 2023, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 201-493-6780. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13735738. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 70 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•the potential future impact of COVID-19 (including any variant) on our results of operations, supply chain or liquidity;
•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•our ability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Fiscal Years Ended
	December 25, 2022		December 26, 2021		December 25, 2022		December 26, 2021
REVENUES, NET	$150,878	100.0%	$138,908	100.0%	$587,104	100.0%	$534,952	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	52,823	35.0%	45,299	32.6%	204,237	34.8%	166,764	31.2%
Labor	40,040	26.5%	36,355	26.2%	154,392	26.3%	138,788	25.9%
Occupancy	7,879	5.2%	7,170	5.2%	30,657	5.2%	28,060	5.2%
Other operating expenses	18,087	12.0%	15,071	10.8%	65,312	11.1%	59,258	11.1%
Total restaurant operating expenses	118,829	78.8%	103,895	74.8%	454,598	77.4%	392,870	73.4%

General and administrative expenses	17,707	11.7%	51,334	37.0%	66,892	11.4%	87,089	16.3%
Pre-opening expenses	2,945	2.0%	1,258	0.9%	4,715	0.8%	3,565	0.7%
Depreciation and amortization	5,104	3.4%	5,087	3.7%	20,907	3.6%	23,312	4.4%
Net income attributable to equity method investment	(276)	(0.2)%	(146)	(0.1)%	(1,083)	(0.2)%	(797)	(0.1)%
Other expense (income), net	129	0.1%	(4)	—%	(204)	—%	(1,099)	(0.2)%
OPERATING INCOME (LOSS)	6,440	4.3%	(22,516)	(16.2)%	41,279	7.0%	30,012	5.6%
Interest expense	8,358	5.5%	7,570	5.4%	27,644	4.7%	39,694	7.4%
Tax Receivable Agreement Liability adjustment	(2,883)	(1.9)%	—	—%	(5,345)	(0.9)%	—	—%
Loss on debt extinguishment	—	—%	7,265	5.2%	—	—%	7,265	1.4%
INCOME (LOSS) BEFORE INCOME TAXES	965	0.6%	(37,351)	(26.9)%	18,980	3.2%	(16,947)	(3.2)%
Income tax (benefit) expense	(1,688)	(1.1)%	(3,531)	(2.5)%	1,823	0.3%	(3,531)	(0.7)%
NET INCOME (LOSS)	2,653	1.8%	(33,820)	(24.3)%	17,157	2.9%	(13,416)	(2.5)%
Less: Redeemable preferred units accretion	—	—%	(4,198)	(3.0)%	—	—%	(21,176)	(4.0)%
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON HOLDERS	2,653	1.8%	(38,018)	(27.4)%	17,157	2.9%	(34,592)	(6.5)%
Net (loss) income attributable to non-controlling interests	(1,301)	(0.9)%	(19,408)	(14.0)%	6,306	1.1%	(19,408)	(3.6)%
NET INCOME (LOSS) ATTRIBUTABLE TO PORTILLO'S INC.	$3,954	2.6%	$(18,610)	(13.4)%	$10,851	1.8%	$(15,184)	(2.8)%

Income (loss) per common share attributable to Portillo’s Inc.:
Basic	$0.09		$(0.52)		$0.28		$(0.42)
Diluted	$0.08		$(0.52)		$0.25		$(0.42)

Weighted-average common shares outstanding:
Basic	44,911,414		35,807,171		38,902,259		35,807,171
Diluted	48,438,054		35,807,171		42,715,977		35,807,171

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	December 25, 2022	December 26, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$44,427	$39,263
Accounts receivable	8,590	7,840
Inventory	7,387	6,078
Prepaid expenses	4,922	5,836
Total current assets	65,326	59,017
Property and equipment, net	227,036	190,834
Operating lease assets	166,808	—
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	31,800	35,832
Equity method investment	16,274	16,170
Deferred tax assets	150,497	74,455
Other assets	4,119	5,042
Total other assets	820,913	749,722
TOTAL ASSETS	$1,280,083	$999,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$30,273	$27,249
Current portion of long-term debt	4,155	3,324
Current portion of Tax Receivable Agreement liability	813	—
Current deferred revenue	7,292	6,893
Short-term lease liability	4,849	—
Accrued expenses	29,915	29,472
Total current liabilities	77,297	66,938
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	314,425	315,829
Deferred rent	—	32,174
Tax Receivable Agreement liability	252,003	156,638
Long-term lease liability	200,166	—
Other long-term liabilities	3,291	4,588
Total long-term liabilities	769,885	509,229
Total liabilities	847,182	576,167

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, — issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 48,420,723 and 35,807,171 shares issued and outstanding as of December 25, 2022 and December 26, 2021, respectively	484	358
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 23,837,162 and 35,673,321 shares issued and outstanding as of December 25, 2022 and December 26, 2021, respectively	—	—
Additional paid-in-capital	260,664	186,856
Accumulated deficit	(4,812)	(15,950)
Total stockholders' equity attributable to Portillo's Inc.	256,336	171,264
Non-controlling interest	176,565	252,142
Total stockholders' equity	432,901	423,406
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,280,083	$999,573

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Years Ended
	December 25, 2022	December 26, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,157	$(13,416)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,907	23,312
Amortization of debt issuance costs and discount	2,751	3,607
Loss on sales of assets	398	256
Equity-based compensation	16,137	29,389
Deferred rent and tenant allowance	—	4,120
Deferred income tax provision (benefit)	1,820	(3,532)
Tax Receivable Agreement liability adjustment	(5,345)	—
Amortization of deferred lease incentives	—	(388)
Gift card breakage	(798)	(715)
Loss on debt extinguishment	—	7,265
Changes in operating assets and liabilities:
Accounts receivables	191	(777)
Receivables from related parties	96	(152)
Inventory	(1,309)	(1,003)
Other current assets	914	(2,921)
Operating lease asset	6,793	—
Accounts payable	(3,621)	1,788
Accrued expenses and other liabilities	1,587	(4,521)
Operating lease liability	(2,426)	—
Deferred lease incentives	1,651	690
Other assets and liabilities	(14)	(128)
NET CASH PROVIDED BY OPERATING ACTIVITIES	56,889	42,874
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(47,061)	(36,183)
Purchase of investment securities	—	(200)
Proceeds from the sale of property and equipment	44	123
NET CASH USED IN INVESTING ACTIVITIES	(47,017)	(36,260)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(3,324)	(158,324)
Payment of long-term debts prepayment penalty	—	(3,100)
Proceeds from equity offering, net of underwriting discounts	364,956	437,078
Repurchase of outstanding equity / Portillo's OpCo units	(364,956)	(57,010)
Payment of preferred units and preferred units liquidation	—	(221,747)
Payment of IPO issuance costs	(771)	(6,279)
Proceeds from stock option exercises	1,890	—
Employee withholding taxes related to net settled equity awards	(2,632)	—
Proceeds from Employee Stock Purchase Plan purchases	129	—
Proceeds from issuance of common units	—	100
Repayment of stock subscription receivable	—	499
NET CASH USED IN FINANCING ACTIVITIES	(4,708)	(8,783)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	5,164	(2,169)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	39,263	41,432
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$44,427	$39,263

PORTILLO’S INC
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Fiscal Years Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Total Restaurants (a)	72	69	72	69
AUV (in millions) (a)	N/A	N/A	$8.5	$8.2
Change in same-restaurant sales (b)	6.0%	10.3%	5.4%	10.5%
Adjusted EBITDA (in thousands) (b)	$18,092	$23,220	$84,955	$98,497
Adjusted EBITDA Margin (b)	12.0%	16.7%	14.5%	18.4%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$32,049	$35,013	$132,506	$142,082
Restaurant-Level Adjusted EBITDA Margin (b)	21.2%	25.2%	22.6%	26.6%

(a) Includes a restaurant that is owned by C&O Chicago, L.L.C. ("C&O") of which Portillo’s owns 50% of the equity. Total restaurants indicated are as of a point in time.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Net income (loss)	$2,653	$(33,820)	$17,157	$(13,416)
Depreciation and amortization	5,104	5,087	20,907	23,312
Interest expense	8,358	7,570	27,644	39,694
Loss on debt extinguishment	—	7,265	—	7,265
Income tax (benefit) expense	(1,688)	(3,531)	1,823	(3,531)
EBITDA	14,427	(17,429)	67,531	53,324
Deferred rent (1)	999	786	3,998	3,161
Equity-based compensation	4,790	30,264	16,137	30,708
Option holder payment and consulting fees (2)	—	6,578	—	7,744
Other income (3)	159	134	397	292
Transaction-related fees & expenses (4)	600	2,887	2,237	3,268
Tax Receivable Agreement liability adjustment (5)	(2,883)	—	(5,345)	—
Adjusted EBITDA	$18,092	$23,220	$84,955	$98,497
Adjusted EBITDA Margin	12.0%	16.7%	14.5%	18.4%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents an option holder payment in connection with the IPO and consulting fees related to our former owner.
(3) Represents loss on disposal of property and equipment.
(4) Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5) Represents remeasurement of the Tax Receivable Agreement liability.

See below for a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Operating income (loss)	$6,440	$(22,516)	$41,279	$30,012
Plus:
General and administrative expenses	17,707	51,334	66,892	87,089
Pre-opening expenses	2,945	1,258	4,715	3,565
Depreciation and amortization	5,104	5,087	20,907	23,312
Net income attributable to equity method investment	(276)	(146)	(1,083)	(797)
Other loss (income), net	129	(4)	(204)	(1,099)
Restaurant-Level Adjusted EBITDA	$32,049	$35,013	$132,506	$142,082
Restaurant-Level Adjusted EBITDA Margin	21.2%	25.2%	22.6%	26.6%